                                                                   Exibit (c)(3)

                             STOCKHOLDER AGREEMENT

     THIS STOCKHOLDER AGREEMENT (the "Agreement") is dated as of January 6, 1999, by and among Marriott International, Inc., a Delaware corporation ("Marriott"), MI Subsidiary I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Marriott ("Acquisition") and Benny E. Anderson ("Anderson").

     WHEREAS, concurrently herewith, Marriott, Acquisition and ExecuStay Corporation, a Maryland corporation ("ExecuStay"), are entering into a Merger Agreement, a form of which is appended hereto as Exhibit I (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which ExecuStay will be merged with and into Acquisition (the "Merger"). Capitalized terms used and not defined herein have the respective meanings assigned to them in the Merger Agreement;

     WHEREAS, concurrently herewith, certain other stockholders of ExecuStay are entering into two agreements with Marriott and Acquisition (the "Other Stockholders Agreements"), concerning certain matters connected with the Merger and their ExecuStay Shares (defined below);

     WHEREAS, Anderson Beneficially Owns (as defined herein) the number of shares, par value $0.01 per share, of common stock (the "Common Stock") of ExecuStay (the "ExecuStay Shares") set forth opposite Anderson's name on Schedule A hereto;

     WHEREAS, the Merger Agreement contemplates that, in anticipation of consummation of the Merger, one share of Class B Preferred Stock, par value $0.01 per share, of ExecuStay ("Class B Shares") will be issued to Anderson in exchange (the "Exchange") for each ExecuStay Share held by Anderson (as used herein, the term "Shares" refers to the ExecuStay Shares prior to the Exchange and the Class B Shares after the Exchange);

     WHEREAS, Marriott has agreed that Anderson shall receive shares of Marriott common stock, par value $0.01 per share ("Marriott Stock"), in the Merger, in respect of his Shares, and Anderson desires to receive such Marriott Stock; and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Marriott has required that Anderson agrees, and Anderson has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

     1.  Agreement to Vote; Irrevocable Proxy.
         ------------------------------------

         (a) Anderson hereby agrees that during the period commencing on the Tender Offer Purchase Time and continuing until the first to occur of the Closing and the termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of Shares, Anderson shall vote (or cause to be voted) the Shares held of record or Beneficially Owned (as defined herein) by Anderson, whether owned on the date hereof or hereafter acquired, (i) in favor of approval of the Merger Agreement, all transactions contemplated thereby, and any actions required in furtherance thereof and hereof (including election of such directors of ExecuStay as Marriott is entitled to designate pursuant to the Merger Agreement); (ii) against any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, or prevent the Merger or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of ExecuStay or any of its subsidiaries under the Merger Agreement, the Other Stockholders Agreements or this Agreement; and (iii) except as specifically requested in writing in advance by Marriott or Acquisition, against the following actions (other than the Exchange, the Merger and the transactions contemplated by the Merger Agreement and this Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving ExecuStay or any of its subsidiaries or affiliates; (B) a sale, lease, transfer or disposition by ExecuStay or any of its subsidiaries of any assets outside the ordinary course of business or any assets which in the aggregate are material to ExecuStay and its subsidiaries taken as a whole, or a reorganization, recapitalization, dissolution or liquidation of ExecuStay or any of its subsidiaries or affiliates; (C)(1) any change in the management of ExecuStay or in a majority of the persons who constitute the board of directors of ExecuStay; (2) any change in the present capitalization of ExecuStay or any amendment of ExecuStay's charter or By-Laws;
(3) any other material change in ExecuStay's or any of its subsidiaries' corporate structure or business; or (4) any other action that, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Exchange, the Merger or the transactions contemplated by this Agreement, the Other Stockholders Agreements and the Merger Agreement. Anderson shall not enter into any agreement or understanding with any Person (as defined herein) the effect of which would be inconsistent with or violative of the provisions and agreements contained in Section 1 or 2 hereof.

     (b) By his execution hereof and in order to secure his obligations hereunder, Anderson hereby grants to, and appoints, Acquisition and Kenneth R. Rehmann and Joseph Ryan, in their respective capacities as officers of Acquisition, and any individual who shall hereafter succeed to any such office of Acquisition, and any other designee of Acquisition, and each of them individually, Anderson's true and lawful irrevocable (until the Termination
Date) proxy and attorney-in-fact (with full power of substitution) to vote the Shares, or grant a consent or approval in respect of such Shares, as indicated in Section 1(a) above, provided, however, that this proxy shall not take effect until purchase of the Shares at the Tender Offer Purchase Time. Anderson intends this proxy to be irrevocable (from the Tender Offer Purchase Time until the Termination Date) and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby represents that any proxy heretofore given in respect of his Shares is not irrevocable, and hereby revokes any proxy previously granted by Anderson with respect to the Shares. Anderson understands and acknowledges that Acquisition is entering into the Merger Agreement in reliance on his execution and delivery of this irrevocable proxy. Anderson hereby affirms that this irrevocable proxy is given in connection with the execution of this Agreement and the Merger Agreement, and further affirms that this irrevocable proxy is coupled with an interest in this Agreement for the term stated herein and may under no circumstances be revoked. Anderson hereby ratifies and confirms all that this irrevocable proxy may lawfully do or cause to be done by virtue hereof. This proxy is executed and intended to be irrevocable in accordance with the provisions of Section 2-507(d) of the Maryland General Corporation Law. This proxy shall terminate automatically on the termination of the Merger Agreement.

     2.  Other Covenants, Representations and Warranties.  Anderson hereby
         -----------------------------------------------
represents and warrants to Marriott and Acquisition as of the date hereof and as of the Closing as follows:

         (a) Ownership of Shares.  Anderson is the record and Beneficial Owner
             -------------------
of the number of Shares set forth opposite Anderson's name on Schedule A hereto. On the date hereof, the Shares set forth opposite Anderson's name on Schedule A hereto constitute all of the Shares owned of record or Beneficially Owned by Anderson. Anderson owns such Shares free and clear of all liens, claims, charges, security interests, mortgages or other encumbrances, and such Shares are subject to no rights of first refusal, put rights, other rights to purchase or encumber such Shares, or to any agreements other than this Agreement as to the encumbrance or disposition of such Shares. Such Shares are duly and validly issued, fully paid and non-assessable. Anderson has sole voting power and sole power to issue instruction with respect to the matters set forth in Section 1 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth opposite Anderson's name on Schedule A hereto, with no limitations, qualifications or restrictions on such rights.

         (b) Power; Binding Agreement.  Anderson has the legal capacity, power
             ------------------------
and authority to enter into and perform all of Anderson's obligations under this Agreement. The execution, delivery and performance of this Agreement by Anderson will not violate any other agreement to which Anderson is a party including, without limitation, any voting agreement, shareholder agreement or voting trust. This Agreement has been duly and validly executed and delivered by Anderson and constitutes a valid and binding agreement of Anderson, enforceable against Anderson in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principle are applied in a proceeding at law or in equity). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Anderson is trustee who is not a party to this Agreement and whose consent is required for the execution and delivery of this Agreement or the consummation by Anderson of the transactions contemplated hereby. If Anderson is married and Anderson's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitute a valid and binding agreement of, Anderson's spouse, enforceable against such person in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principle are applied in a proceeding at law or in equity).

         (c) No Conflicts.  (i) Except for filings, permits, authorizations,
             ------------
consents and approvals as may be required under and other applicable requirements of the HSR Act, no filing with, and no permit, authorization, consent or approval of , any state or federal public body or authority is necessary for the execution of this Agreement by Anderson and the consummation by Anderson of the transactions contemplated hereby and (ii) none of the execution or delivery of this Agreement by Anderson, the consummation by Anderson of the transactions contemplated hereby or compliance by Anderson with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Anderson is a party or by which Anderson or, to the best of Anderson's knowledge, any of Anderson's properties or assets may be bound, or
(B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Anderson or any of Anderson's properties or assets. This Agreement hereby supersedes all prior agreements to which Anderson is a party with respect to Anderson's Shares, including without limitation any registration rights agreement with respect to any of Anderson's Shares.

         (d) No Finder's Fees.  No broker, investment banker, financial adviser
             ----------------
or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of Anderson.

         (e) Other Potential Acquirors.  Anderson (i) shall immediately cease
             -------------------------
any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, ExecuStay or any of its subsidiaries or any business combination with ExecuStay or any of its subsidiaries, in his capacity as such, and (ii) from and after the date hereof until termination of the Merger Agreement, unless and until ExecuStay is permitted to take such actions under Section 5.4 of the Merger Agreement, shall not, in such capacity, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any such transaction or acquisition, or agree to or endorse any such transaction or acquisition, or authorize or permit any of Anderson's agents to do so, and Anderson shall promptly notify Marriott or Acquisition of any proposal and shall provide a copy of any such written proposal and a summary of any oral proposal to Marriott or Acquisition immediately after receipt thereof (and shall specify the material terms and conditions of such proposal and identify the person making such proposal) and thereafter keep Marriott or Acquisition advised of any development with respect thereto.

         (f) Restriction on Transfer, Proxies and Non-Interference.  Anderson
             -----------------------------------------------------
shall not, directly or indirectly: (i) tender his Shares in the Offer (as defined in the preamble to the Merger Agreement) or any other tender offer for ExecuStay Shares; (ii) except as contemplated by this Agreement, the Other Stockholders Agreements or the Merger Agreement, otherwise offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of Anderson's Shares or any interest therein; (iii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iv) take any action that would make any representation or warranty of Anderson contained herein untrue or incorrect or have the effect of preventing or disabling Anderson from performing Anderson's obligations under this Agreement.

        (g) Investment Intention.
            ---------------------

            (i) Anderson confirms that Marriott and Acquisition have made available to Anderson, and his representatives and agents, (A) information about Marriott, (B) the opportunity to ask questions of the officers and employees of Marriott and (C) the opportunity to acquire such additional information about the business and financial condition of Marriott as Anderson has requested, and such information has been received.

            (ii) The shares of Marriott Stock to be issued to Anderson in connection with the Merger will be acquired for investment and not with a view to distribution of such shares within the meaning of Section 2(11) of the Securities Act.

            (iii) Anderson does not have in mind the sale or other disposition of shares of Marriott Stock at some fixed time in the future (such as the expiration of the holding period for capital gains tax treatment) or upon the occurrence or nonoccurrence of any particular events.

            (iv)   Anderson is an "accredited investor" within the meaning of
Section 2(a)(15) of the Securities Act.

        (h) Reliance by Marriott and Acquisition.  Anderson understands and
            ------------------------------------
acknowledges that Marriott and Acquisition are relying upon the foregoing representations by Anderson, and on Anderson's execution and delivery of this Agreement (i) in entering into the Merger Agreement and (ii) in issuing the Marriott Stock in connection with the Merger without registration under the Securities Act or qualification under any state securities laws (collectively, "Blue Sky Laws"). Anderson agrees that the Marriott Stock will not be transferred unless in the opinion of Marriott's legal counsel such transfer will not violate the registration requirements of the Securities Act or Blue Sky Laws.

     3. Further Assurances; Merger Agreement Compliance.  From time to time, at
        -----------------------------------------------
Marriott's or Acquisition's request and without further consideration, Anderson agrees to execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, and to cause the Company to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, the Other Stockholders Agreements and the Merger Agreement. Anderson further agrees not to take any action, or omit to take any action, which would, or would be reasonably likely to, result in a breach by the Company of any of the provisions of the Merger Agreement.

     4. Stop Transfer; Form of Legend.
        -----------------------------

        (a) Anderson agrees with, and covenants to, Marriott that Anderson shall not request that ExecuStay register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Anderson's Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock or the Class B Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

        (b) All certificates representing any of Anderson's Shares shall contain the following legend:

        "The securities represented by this certificate are subject to certain restrictions on transfer and other terms of a Stockholder Agreement, dated as of January 6, 1999, among Marriott International, Inc., MI Subsidiary I, Inc. and Benny E. Anderson, a copy of which is on file in the principal office of Marriott International, Inc."

     5. Stock Issuance and Registration.
        -------------------------------

        (a) In accordance with the provisions of Section 2.1 of the Merger Agreement, immediately prior to the Merger, ExecuStay will, in the Exchange, issue to Anderson on a share-for-share basis, Class B Shares in exchange for Common Stock held of record or Beneficially Owned by them. In the Merger, Anderson shall receive, in respect of each Class B Share held of record or Beneficially Owned by Anderson, shares of Marriott Stock in an amount determined by the "Class B Exchange Ratio" as defined in Section 2.9(b) of the Merger Agreement.

        (b) Marriott shall, no later than the First Registration Date (as defined below), file with the SEC and thereafter use its reasonable efforts to cause to be declared effective, a registration statement on Form S-3 or an equivalent successor form (the "Form S-3") relating to the offer and sale from time to time by Anderson of shares of Marriott Stock held by him that are Registrable Securities. As used herein, the "First Registration Date" means the later of (i) 30 days following the Closing Time, or (ii) April 30, 1999, provided, however, that if on such date Marriott is not eligible to use Form S-3 for registration of the resale of Registrable Securities as provided herein, then the First Registration Date shall be the earliest date after April 30, 1999 on which Marriott becomes eligible to use Form S-3 in connection with such resale registration. Subject to the limitations contained herein, Marriott shall use its reasonable efforts to keep the Form S-3 continuously effective in order to permit the prospectus forming part thereof to be usable by Anderson for a period of one year from the Closing Time, or for such shorter period that will terminate when all Registrable Securities covered by the Form S-3 have been sold pursuant to the Form S-3 or cease to be outstanding or otherwise to be Registrable Securities.

        (c) Marriott further agrees, if necessary, to supplement or amend the Form S-3, as required by Section 6 below, and to furnish to Anderson, if he is holding Registrable

Securities copies of any such supplement or amendment promptly after its being used or filed with the SEC.

       (d) Marriott agrees to use its reasonable efforts to ensure that (i) the Form S-3 and any amendments thereof, at the time each such Form S-3 or amendment thereof becomes effective, and any prospectus forming a part thereof and any supplement thereto complies in all material respects with the Securities Act and the rules and regulations thereunder, (ii) the Form S-3 and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any prospectus forming part of the Form S-3, and any supplement to such prospectus (as amended or supplemented from time to time)(each, as of the date thereof), does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that clauses (ii) and (iii) of this paragraph shall not apply to any information provided by Anderson.

       (e) Anderson may not use the Form S-3 unless he provides Marriott with the information required by Section 7 of this Agreement on a timely basis. Notwithstanding any other provision herein or in the Merger Agreement, (i) Marriott shall have no obligation under Sections 5 or 6 hereof with respect to any shares of Marriott Stock that are (x) not Registrable Securities or (y) held of record or Beneficially Owned by Anderson if he has not performed his obligations under, or otherwise has breached, violated or is in default under, the Agreement or the Merger Agreement, and (ii) all obligations of Marriott under Sections 5 and 6 hereof automatically shall terminate and be of no further force or effect in the event that the Merger Agreement is terminated or the Offer or the Merger is not consummated.

        (f) Notwithstanding any other provision herein, Marriott may delay filing the Form S-3, may withhold efforts to cause the Form S-3 to become effective, and may advise holders of Registrable Securities to suspend use of the prospectus that is part of the Form S-3, for limited periods of time if and to the extent that Marriott reasonably determines in good faith that any such action is necessary in order for Marriott to comply with its disclosure obligations under Section 5(d) hereof. In the event that Marriott advises the holders of registered Registrable Securities that Marriott considers it appropriate to suspend the use of the prospectus, such holders shall suspend any further sales of their registered securities until Marriott advises them that the Form S-3 has been amended or that such sales may be resumed.

     6. Registration Procedures.
        -----------------------

     (a) Marriott shall prepare and file a Form S-3, within the relevant time period specified in Section 5(a), and use its reasonable efforts to cause such Form S-3 to become effective and remain effective in accordance with Section 5 hereof.

     (b) Marriott shall prepare and file such amendments and post-effective amendments to the Form S-3 as may be necessary under applicable law to keep such Form S-3 effective for the applicable period; and cause each prospectus that is part of the Form S-3 to be supplemented by any required prospectus supplement, and as so supplemented to be filed with the SEC pursuant to applicable requirements of the Securities Act and the rules and regulations thereunder.

     (c) Marriott shall use its reasonable efforts to register or qualify the Registrable Securities under all applicable Blue Sky Laws as Anderson, if he is holding Registrable Securities covered by the Form S-3 shall reasonably request; provided, however, that Marriott shall not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 6(c), or (ii) take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject.

     (d) Marriott shall furnish to Anderson, if he is holding Registrable Securities, without charge, as many copies of each prospectus and any amendment thereof or supplement thereto as Anderson may reasonably request.

     (e) Marriott shall cooperate with Anderson as a selling stockholder of Registrable Securities to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends.

     (f) Marriott shall cause all Registrable Securities covered by the Form S-3 to be listed on the NYSE.

     7.  Condition Precedent.  It shall be a condition precedent to the
         -------------------
obligations of Marriott to take any action pursuant hereto that Anderson shall furnish to Marriott such information regarding him, the Registrable Securities held by him and the intended method of disposition of such Registrable Securities as Marriott shall reasonably request and as shall be required in connection with the action to be taken by Marriott.

     8.  Expenses of Registration.  All expenses incurred in connection with any
         ------------------------
registrations pursuant to Section 5 hereof, including without limitation all registration and qualification fees, printers' and accounting fees, reasonable fees and disbursements of counsel for Marriott, shall be borne by Marriott, except for (a) fees and disbursements of counsel for Anderson, and (b) any underwriting or brokers' discounts or similar transaction fees, which shall be borne by Anderson.

     9.  Indemnification.
         ---------------

         (a) Marriott agrees to indemnify and hold harmless Anderson (as the "Holder Indemnified Party"), against any losses, claims, damages or liabilities, joint or several, to which the Holder Indemnified Party may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any Misstatement (defined below) in the Form S-3 or any amendments thereof or supplements thereto. Marriott will reimburse such Holder Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary contained in this Section 9(a), the indemnity agreement contained in this Section 9(a) shall not (i) apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Marriott (which consent shall not be unreasonably withheld); (ii) apply to any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Misstatement made in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder Indemnified Party.

         (b) Anderson agrees to indemnify and hold harmless Marriott, each of its directors, each of its officers who have signed the Form S-3, and each person, if any, who controls Marriott within the meaning of the Securities Act, and each agent (the "Marriott Indemnified Parties") against any losses, claims, damages or liabilities to which any Marriott Indemnified Party may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) (i) arise out of or are based upon any Misstatement in the Form S-3 and any amendments thereof or supplements thereto made in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder Indemnified Party. Anderson will reimburse any legal or other expenses reasonably incurred by such Marriott Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary contained in this Section 9(b), the indemnity agreement contained in this
Section 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Anderson (which consent shall not be unreasonably withheld).

         (c) If the indemnification provided for in this Section 9 is unavailable to an indemnified party under Section 9(a) or Section 9(b) above (other than by reason of exceptions provided in those Sections) in respect of any losses, claims, damages or liabilities referred to in such Sections, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefit and relative fault as well as any other equitable considerations.. The amount paid or payable by a party as a result of the losses, claims, damages, or liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 9(d), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The relative benefit shall be determined by the allocation of proceeds from such Form S-3. The relative fault of the indemnified party on the one hand and of the indemnifying party on the other shall be determined by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by the indemnified party or the indemnifying party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement or alleged Misstatement. Marriott and Anderson agree that it would not be just and equitable if contribution pursuant to this Section 9(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. No person guilty of fraudulent misrepresentation (within the meaning of Section 9(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         (d) Any person entitled to indemnification hereunder will: (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification; and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled or elects not to assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other such indemnified parties with respect to such claim. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to his ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this paragraph, but the omission so to notify the indemnifying party will not relieve him of any liability that he may have to any indemnified party otherwise than under this Section.

     10. Termination of Marriott's Obligations.  Marriott shall have no
         -------------------------------------
obligations pursuant to Section 6 with respect to Registrable Securities more than one year after the Closing.

     11. Employment Agreement.  Following the date hereof, but prior to the
         --------------------
commencement of the Offer, Anderson agrees to negotiate and execute employment agreements with respect to his employment by Acquisition following the Closing, in accordance with the form of employment agreement attached as Exhibit II.

     12. The Options.  Anderson hereby agrees as follows:
         -----------

         (a) Grant of Options. Subject to the terms of this Section 12, Anderson
             ----------------
hereby grants to Acquisition (or its designee), effective upon the purchase of the shares by Acquisition at the Tender Offer Purchase Time, an irrevocable option (each, an "Option") to purchase all Shares held of record or Beneficially Owned by Anderson at a purchase price per Share equal to $14.

         (b) Exercise of Options.  Acquisition may exercise the Options, in
             -------------------
whole or in part, at any time and from time to time, following the occurrence of a Purchase Event (as defined below); provided that any Options not theretofore exercised shall expire and be of no further force and effect upon the earliest to occur (the "Expiration Date") of (i) the Closing Time, (ii) 5 months after the first occurrence of a Purchase Event, or (iii) termination of the Merger Agreement in accordance with its terms. Notwithstanding anything herein to the contrary, in the event of termination of the Merger Agreement, Marriott at its option either may elect to exercise the Options, or may accept payment of the Liquidated Damages Amount provided for in Section 9.3 of the Merger Agreement, but shall not be entitled to exercise the Options and retain Liquidated Damages Amount. In the event Marriott determines to exercise the Options, promptly upon a termination of the Merger Agreement giving rise to payment of the Liquidated Damages Amount, Marriott shall notify ExecuStay of its waiver of receipt of the Liquidated Damages Amount pursuant to the Merger Agreement.

As used herein, a "Purchase Event" shall mean any of the following events that occurs after the date hereof:

          (i) Beneficial Ownership of more than 20% of the outstanding capital stock of ExecuStay (or rights to acquire such capital stock of ExecuStay) shall have been acquired by any Person or "group" other than Acquisition, any affiliate of Acquisition or Anderson;

          (ii) ExecuStay shall have entered into a definitive agreement or approved or recommended any proposal which provides for the acquisition of 20% or more of the outstanding capital stock of ExecuStay or substantially all of the assets of ExecuStay by any Person or group other than Acquisition, an affiliate of Acquisition or Anderson;

          (iii) (A) the failure of ExecuStay's stockholders to approve the Merger Agreement or the transactions contemplated thereby at a meeting called to consider such Merger Agreement, if such meeting shall have been preceded by (x) the public announcement by any Person or group (other than Acquisition or an affiliate of Acquisition) of an offer or proposal to acquire, merge or consolidate with ExecuStay, or (y) the Board of Directors of ExecuStay's publicly withdrawing or modifying, or publicly announcing its intent to withdraw or modify, its recommendation that the stockholders of ExecuStay approve the transactions contemplated by the Merger Agreement, as prohibited by Section 5.4(b) of the Merger Agreement; or (B) the acceptance by ExecuStay's Board of Directors of, or the public recommendation by ExecuStay's Board of Directors that the stockholders of ExecuStay accept, an offer or proposal from any Person or group (other than Acquisition or an affiliate of Acquisition), to acquire 20% or more of the outstanding capital stock of ExecuStay or for a merger or consolidation or any similar transaction involving ExecuStay, as prohibited by
Section 5.4(b) of the Merger Agreement;

          (iv) a proposal made by a third party to ExecuStay, its affiliates or their respective officers, directors, employees, representatives or agents, as described in Section 5.4 of the Merger Agreement, resulting in a breach by ExecuStay of the covenant and obligation contained in that Section 5.4 and such breach (x) would entitle Acquisition or Marriott to terminate the Merger Agreement pursuant to Section 9.1(b) thereof and (y) shall not have been cured prior to the date that Acquisition duly gives notices to Anderson of its desire to exercise an Option pursuant to Section 12 hereof; or

          (v)   any breach by Anderson of this Agreement.

         (c) Notice of Exercise.  To exercise an Option, Acquisition shall,
             ------------------
prior to the Expiration Date, give written notice to Anderson specifying the location in Maryland or Washington, D.C. and time for the closing (the "Option Closing") of such purchase. The Option Closing shall be held on the date that is no later than three business days after the date on which each of the conditions set forth in Section 12(d) below has been satisfied or waived by Acquisition.

         (d) Conditions to Option Closing Following Exercise of Options.  The
             ----------------------------------------------------------
occurrence of the Option Closing shall be subject to the satisfaction of each of the following conditions:

             (i) to the extent necessary, any applicable waiting periods (and any extension thereof) under the HSR Act with respect to the purchase of the Shares following the exercise of an Option shall have expired or been terminated; and

             (ii) no preliminary or permanent injunction or other order, decree or ruling issued by any court of governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of an Option or the delivery of Shares shall be in effect.

         (e) Transferability of Options.  Acquisition may sell or transfer the
             ---------------------------
Options and any Shares acquired upon exercise of an Option at any time, without the written consent of Anderson, to any affiliate or affiliates of Acquisition.

         (f) Payment for and Delivery of Certificates.  At the Option Closing,
             ----------------------------------------
(i) Acquisition (or its designee) shall pay, by check, an amount equal to the product of (x) $14 and (y) the number of Shares owned by Anderson; and (ii) Anderson shall deliver or shall cause to be delivered to Acquisition a certificate or certificates evidencing Anderson's Shares, and Anderson agrees that such Shares shall be transferred free and clear of all liens. All such certificates representing Shares shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in proper form for transfer, with the signature of Anderson thereon guaranteed, and with all applicable taxes paid or provided for.

     14. Termination.  Except as otherwise provided herein, the covenants and
         -----------
agreements contained herein with respect to the Shares shall terminate upon the earliest of (a) termination of the Merger Agreement in accordance with its terms, or (b) the Effective Time.

     15. Anderson's Capacity.  To the extent that Anderson is or becomes during
         -------------------
the term hereof a director or executive officer of ExecuStay makes any agreement or understanding herein in his capacity as such director or executive officer. Anderson signs solely in his capacity as the record and/or beneficial owner of his Shares.

     16. Waiver of Appraisal and Dissenter's Rights.  Anderson hereby
         ------------------------------------------
irrevocably waives any rights of appraisal or rights to dissent from the Merger that he may have.

     17. Restrictive Covenants
         ---------------------

         (a) The parties acknowledge and agree that the Class A Merger Consideration, the Class B Merger Consideration and the Cash Merger Consideration to be transferred in connection with the consummation of the Offer and the Merger constitute consideration for, among other things, the confidential information, trade secrets, intellectual property, and customer and vendor goodwill of the Company and the Company's investment in the skills and know-how of its employees. In recognition thereof, Anderson hereby agrees to be bound by the covenants set forth in this Section 17, subject to the terms and conditions set forth herein, for the period beginning on the date of the Closing and ending on the third anniversary of the last day of his employment with the Company (the "Restriction Period").

         (b) Anderson agrees that during the Restriction Period he will not, without the written consent of Marriott, in each instance directly or indirectly, carry on or participate in a business that is the same as or is similar to or in competition with a business (a "Competing Business") conducted or engaged in by the Company or any of its subsidiaries as of the date hereof (a "Company Business") within the Restricted Area (as defined below). The "Restricted Area" shall mean the geographic area that is within 100 miles of a location at which Marriott or any of its subsidiaries or affiliates is conducting or engaging in a Company Business during the Restriction Period.

         (c) The term "carry on or participate in a business" shall include engaging in any of the following activities, directly or indirectly, other than carrying on or engaging in activities expressly permitted under this Agreement:

             (i) Carrying on or engaging in a Competing Business as a principal, or on his own account, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, or stockholder, limited partner or other interest holder owning more than five (5) percent of the stock or equity interests or securities convertible into more than five (5) percent of the stock of or equity interests in any entity.

             (ii) As agent or principal carrying on or engaging in any activities or negotiations with respect to the acquisition or disposition of a Competing Business.

             (iii) Extending credit for the purpose of establishing or operating a Competing Business.

             (iv) Lending or allowing his name or reputation to be used in a Competing Business.

             (v) Giving advice to any other person or entity carrying on or engaging in a Competing Business.

             (vi) Otherwise allowing his skill, knowledge or experience to be used in a Competing Business.

     (d) Anderson agrees that during the Restriction Period he will not, without the written consent of Marriott, in each case directly or indirectly, solicit, raid, entice, induce or offer any person who is employed by Marriott or any of its subsidiaries or affiliates in a Company Business to become employed by any person or entity in any business whether or not it is a Competing Business.

     (e) Anderson agrees that during the Restriction Period he will not, without the written consent of Marriott, in each case directly or indirectly, solicit business for a Competing Business from any person or entity that is then a customer of a Company Business or that is being solicited by a Company Business.

     (f) Anderson agrees that during the Restriction Period he will not, without the written consent of Marriott, in each case directly or indirectly, provide, or arrange for or assist in the provision of services by a Competing Business to any person or entity that is then a customer of a Company Business or that is being solicited by a Company Business.

     (g) Upon breach of this Section 17 by Anderson, Marriott shall be entitled to injunctive relief, both pendente lite and permanently, against Anderson, as a remedy at law would be inadequate. In addition, Marriott shall be entitled to such damages as it can show it has sustained, directly or indirectly, by reason of such a breach, and neither Marriott nor any of its subsidiaries or affiliates shall be limited in such damages to the consideration Anderson pursuant to the Merger Agreement. Nothing in this Agreement shall be construed as limiting Marriott's remedies in any way.

     (h) Except as permitted or directed by Marriott or in connection with his employment by Marriott or one of its subsidiaries or affiliates, Anderson agrees to keep confidential and not to divulge or use any information, materials, methods or developments of any nature and in any form that at the time or times concerned is not generally known to those persons engaged in a Competing Business and that relates to any one or more aspects of a Company Business which Anderson has acquired or become acquainted with prior to the termination of his employment with the Company or Marriott or any of its subsidiaries or affiliates, whether developed by Anderson or by others, including, without limitation, internal business policies, processes, techniques, know-how, development plans, financial matters, customers and customer lists, vendors and vendor lists, leases and sub-leases or any other confidential information or secret aspect of any Company Business. Anderson acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and that any disclosure or use of such knowledge or information other than for the sole benefit of the Company or Marriott or any of its subsidiaries or affiliates would be wrongful and would cause irreparable harm to Marriott and its subsidiaries and affiliates. The terms of this paragraph shall survive the Restriction Period.

     (i) The validity, interpretation, performance, and enforcement of the provisions of this Section 17 shall be governed by the laws of the State of Maryland without reference to the conflict of laws provisions thereof. To the extent that any provision of this Section 17 shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Section 17 shall be unaffected. In furtherance and not in limitation of the foregoing, it is expressly agreed that, should the duration of, or geographical extent of, or business activities covered by, the covenants contained in this Section 17 be determined to be in excess of that which is valid or enforceable under applicable law, then such covenants shall be construed to cover only that duration or geographical extent or those activities that may be validly covered and enforced; provided, however, that to the full extent that the provisions of any applicable law may be waived by Anderson, they are hereby waived, such that this Section 17 may be deemed to be valid and enforceable to the greatest possible extent. Anderson acknowledges the uncertainty of the law in this respect and expressly stipulates that this Section 17 shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent possible under applicable law.

     18. Miscellaneous.
         -------------

         (a) Certain Definitions. As used in this Agreement, the following
             -------------------
capitalized terms shall have the following meanings:

             (i) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" as within the meanings of Section 13(d)(3) of the Exchange Act.

             (ii) "Misstatement" means an untrue statement of a material fact or an omission to state a material fact required to be stated in a publicly-filed document necessary to make the statements in such a document not misleading; provided, however, that such term shall not apply to any statement or omission based on information supplied by Anderson to Marriott or Acquisition for inclusion in the publicly-filed document.

             (iii) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

             (iv) "register," "registered," and "registration" refer to a registration effected by preparing and filing with the SEC a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement.

             (v) "Registrable Securities" refers to any and all of the shares of Marriott Stock held by Anderson as of the Closing Time, except that any such Marriott Stock shall cease to be Registrable Securities when and to the extent
(A) a Form S-3 with respect to the sale of such Marriott Stock has become effective under the Securities Act and such Marriott Stock has been disposed of in accordance with such Form S-3; (B) such Marriott Stock has been sold to the public pursuant to Rule 144 or any successor provision under the Securities Act;
(C)
such Marriott Stock shall have been otherwise transferred, new certificates therefor not bearing a legend restricting further transfer shall have been delivered by Marriott and subsequent disposition of such Marriott Stock does not require registration or qualification under the Securities Act or any similar state law then in force in the opinion of legal counsel for Marriott; or (D) such Common Stock shall have ceased to be outstanding.

             (vi) "subsidiary " or "subsidiaries " of Marriott, Acquisition, ExecuStay or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Marriott, Acquisition, ExecuStay or any such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         (b) Entire Agreement.  This Agreement and the Merger Agreement
             ----------------
constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         (c) Certain Events.  Anderson agrees that this Agreement, the Other
             --------------
Stockholders Agreements and the obligations hereunder shall attach to Anderson's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, Anderson's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

         (d) Assignment.  This Agreement shall not be assigned by operation of
             ----------
law or otherwise without the prior written consent of the other party, provided that Marriott may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Marriott, but no such assignment shall relieve Marriott of its obligations hereunder if such assignee does not perform such obligations.

         (e) Amendments, Waivers, Etc.  This Agreement may not be amended,
             -------------------------
changed, supplemented, waived or otherwise modified or terminated, with respect to Anderson, except upon the execution and delivery of a written agreement executed by the relevant parties hereto.

         (f) Notices.  All notices, requests, claims, demands and other
             -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be addressed to the respective parties at the following addresses:

     If to Anderson:             At the address set forth on Schedule A hereto.

     If to Marriott or Acquisition:  MARRIOTT INTERNATIONAL, INC.
                                     10400 Fernwood Road
                                     Bethesda, Maryland 20857
                                     Telecopier:  (301) 380-6727
                                     Attention: General Counsel, Dept. 52/923


     with a copy to:                 Gibson, Dunn & Crutcher LLP
                                     1050 Connecticut Avenue, N.W.
                                     Washington, D.C.  20036
                                     Telephone:  (202) 955-8522
                                     Facsimile:  (202) 467-0539
                                     Attention:  John F. Olson, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (g) Severability.  Whenever possible, each provision or portion of any
         ------------
provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (h) Specific Performance.  Each of the parties hereto recognizes and
         --------------------
acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (i) Remedies Cumulative.  All rights, powers and remedies provided under
         -------------------
this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (j) No Waiver.  The failure of any party hereto to exercise any right,
         ---------
power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (k) No Third Party Beneficiaries.  This Agreement is not intended to be for
         ----------------------------
the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

     (l) Governing Law.  Except as to Section 17, which shall be governed by the
         -------------
laws of the State of Maryland, without giving effect to the principles of conflicts of laws thereof, this Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts and laws thereof.

     (m) Descriptive Headings.  The descriptive headings used herein are
         --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         (n) Counterparts.  This Agreement may be executed in counterparts,
             ------------
each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Marriott and Acquisition have caused this Agreement to be duly executed, and Anderson has duly executed this Agreement, as of the day and year first above written.

                              MARRIOTT INTERNATIONAL, INC.

                              By: /s/ Joseph Ryan
                                 ------------------------------
                                   Name: Joseph Ryan
                                   Title: Executive Vice President and
                                          General Counsel

                              MI SUBSIDIARY I, INC.

                              By: /s/ Joseph Ryan
                                 ------------------------------
                                  Name: Joseph Ryan
                                  Title: Vice President


/s/ Benny E. Anderson
----------------------------
     Benny E. Anderson

                                   SCHEDULE A
                                   ----------


-----------------------------------------------------------------------------------------------------
NAME OF STOCKHOLDER                         ADDRESS                  NUMBER OF SHARES OWNED
-----------------------------------------------------------------------------------------------------
Benny E. Anderson               c/o ExecuStay Corporation                     157,500
                                7595 Rickenbacker Drive
                                Gaithersburg, Maryland  20879
-----------------------------------------------------------------------------------------------------

                                  Exhibit __
                         Form of Employment Agreement

                             Employment Agreement

     This Employment Agreement (the "Agreement") is entered into this ____ day of ___________, 1999 by and among Marriott International, Inc., a Delaware corporation ("Marriott"), MI Subsidiary I, Inc. (to be renamed ExecuStay, Inc.), a Delaware corporation and a direct, wholly-owned subsidiary of Marriott ("ExecuStay") and Benny Anderson, a resident of the state of California ("Employee").

     WHEREAS, pursuant to the terms and conditions of the Merger Agreement Dated as of _____________ __, 1999 Among Marriott, ExecuStay Corporation, a Maryland Corporation ("Old ExecuStay") and ExecuStay (the "Merger Agreement"), Old ExecuStay agreed to merge with and into ExecuStay (the "Merger"); and

     WHEREAS, pursuant to the terms and conditions of the Stockholders Agreement dated as of _____________ __, 1999 by and among Marriott, ExecuStay and Employee, the parties agreed to enter into this Agreement; and

     WHEREAS, contingent upon the consummation of the Merger, ExecuStay wishes to employ Employee on the terms and conditions set forth in this Agreement, and Employee wishes to be employed by ExecuStay on such terms and conditions;

     NOW, THEREFORE, in consideration of the mutual promises of the parties and for other good and valuable consideration the receipt and sufficiency of which is acknowledged, Marriott, ExecuStay and Employee agree as follows:

     1.   Employment. Contingent upon consummation of the Merger, ExecuStay
          ----------
agrees to employ Employee, and Employee accepts such employment for the period and upon the terms and conditions set forth in this Agreement. Marriott and ExecuStay will recognize continuous service of Employee with ExecuStay prior to the Merger as prior service with Marriott and its affiliates.

     2.   Term. Unless terminated earlier in accordance with the terms of this
          ----
Agreement, the term of Employee's employment shall be for a period of three (3) years commencing on the date of the Closing (as defined in the Merger Agreement) and ending on the third anniversary of the Closing (the "Term"), subject to extension by mutual agreement of the parties.

     3.   Position and Duties. Employee will serve as [Title] of ExecuStay and
          -------------------
perform such duties consistent with Employee's position and such other reasonable duties as the Board of Directors of ExecuStay shall assign Employee from time to time. Employee agrees to devote Employee's full time, attention and efforts to the business and affairs of ExecuStay during the Term. Employee agrees to comply with all practices, policies, standards, rules and regulations of Marriott and ExecuStay that are established from time to time. Employee shall not at any time during the Term render or perform any services for compensation to any other person or entity other than ExecuStay and its related entities, unless given express permission to do so by ExecuStay.

     4.   Location. The principal place of employment and the location of
          --------
Employee's principal office and normal place of work shall be southern California; provided, however, that Employee shall perform such temporary travel away from that area as is reasonably required for the proper rendition of services under this Agreement, subject to reimbursement for reasonable travel expenses in accordance with Marriott policies and procedures.

     5.   Compensation.
          ------------

          (a)  Base Salary. During the Term, ExecuStay shall pay Employee
               ----------
     an annual base salary ("Base Salary") of $[126,000], payable in biweekly installments in accordance with Marriott's payroll practices for managers less applicable withholding amounts.

          (b)  Annual Bonus. During the Term, Employee will participate
               ------------
     in the Marriott bonus program during each fiscal year of Marriott. The annual bonus ("Annual Bonus") will be awarded in cash in accordance with Marriott policies; provided that the minimum bonus will be 25 percent of Base Salary earned during the period and the maximum bonus will be 40 percent of Base Salary earned during the period, in each case less applicable withholding amounts. If Employee's employment terminates at the end of the Term without renewal or replacement of this Agreement or an offer to continue employment in the same position with ExecuStay, a pro rata Annual Bonus for the portion of the fiscal year in which termination occurs will be paid to Employee.

          (c)  Deferred Bonus Stock. During the Term, Employee will
               --------------------
     participate in the Marriott deferred bonus stock program under the Marriott 1998 Comprehensive Stock and Cash Incentive Plan (the "Stock Plan"), pursuant to which Employee will receive a deferred bonus stock award for each fiscal year having a value of 20 percent of Employee's Annual Bonus for that fiscal year. Employee must be employed on the last day of the fiscal year in order to participate in the deferred bonus stock program for that fiscal year. The deferred bonus stock award will be subject to the terms of the Stock Plan, including those related to vesting.

          (d)  Stock Options. During the Term, Employee will participate
               -------------
     in the Marriott stock option program under the Stock Plan, pursuant to which Employee will be eligible to receive an annual award of options to purchase Marriott Common Stock in amounts determined by the Compensation Policy Committee of the Marriott Board of Directors. The stock options will be subject to the terms of the Stock Plan and the award agreement.

          (e)  Other Benefits. Employee shall be entitled to participate
               --------------
     in such other benefits, including welfare benefit plans, executive deferred compensation plans and fringe benefit policies as are generally applicable to managers employed by ExecuStay. In the ordinary course of business, benefit programs evolve as business needs and laws change. To the extent it becomes necessary and desirable to change any of the plans in which ExecuStay managers participate, such changes will apply to Employee as they do to other ExecuStay managers.

     6.   Termination of Employment.
          -------------------------

          (a) Death and Disability. This Agreement and Employee's employment shall terminate upon the date of Employee's death and upon the date Employee is determined to be suffering from a Permanent Disability as that term is defined in the Marriott International, Inc. Employees' Profit Sharing, Retirement and Savings Plan. In either such event ExecuStay shall be obligated to pay Employee, if living, or the Employee's estate, accrued and unpaid Base Salary through the date of termination and a pro rata maximum Annual Bonus (such bonus will be pro rated based on the number of days in the fiscal year up to the date of termination divided by 360) and shall have no further obligations under this Agreement; provided that the terms of any award or employee benefit plan in which Employee participates shall govern the rights of Employee, Employee's estate or Employee's beneficiaries with respect to any such award or plan.

          (b)  Termination For Cause. This Agreement and Employee's
               ---------------------
     employment shall terminate upon ExecuStay terminating Employee's employment "for cause" during the Term. For purposes of this Agreement, "for cause" shall mean (i) any fraud, misappropriation or embezzlement by Employee;
     (ii) any conviction of or nolo contendere plea to a felony or gross misdemeanor by Employee; (iii) any neglect by Employee to perform the duties assigned to Employee hereunder, provided that Employee shall first have received a written notice from ExecuStay which sets forth the manner in which Employee has neglected Employee's duties and Employee shall have a period of thirty days to cure unless a cure cannot be reasonably effected within such period; (iv) any material breach by Employee of Employee's obligations under this Agreement; and (v) any public conduct of Employee that has or can reasonably be expected to have a detrimental effect on ExecuStay. In the event Employee is terminated for cause, ExecuStay shall be obligated to pay Employee accrued and unpaid Base Salary through the date of termination and shall have no further obligation to Employee.

          (c) Termination Other Than For Cause. This Agreement and
     Employee's employment shall terminate upon ExecuStay terminating Employee's employment other than "for cause" as defined in Section 6(b) above. ExecuStay reserves the right to terminate Employee's employment for any reason during or after the Term. In the event that ExecuStay terminates Employee's employment other than "for cause", ExecuStay shall pay Employee the Base Salary and the maximum Annual Bonus through the remainder of the Term and shall have no further obligations under this Agreement; provided that the terms of any award or employee benefit plan in which Employee participates shall govern the rights of Employee with respect to such award or plan; and provided further that Employee shall not be entitled to any benefits under the Marriott Severance Plan or any other plan, policy or arrangement providing for severance or similar pay or benefits following termination of employment. Following termination other than "for cause," Employee shall not be entitled to any further awards of deferred bonus stock or stock options.

                 (d)  Resignation From Employment. This Agreement and Employee's
                      ---------------------------
        employment shall terminate if Employee voluntarily resigns from employment with ExecuStay. In such event, ExecuStay shall be obligated to pay Employee accrued and unpaid Base Salary through the date of termination and shall have no further obligations under this Agreement; provided that the terms of any award or employee benefit plan in which Employee participates shall govern the rights of Employee, with respect to any such award or plan.

                 (e)  Return of Property. Upon termination of Employee's
                      -----------------
        employment for any reason, Employee shall promptly deliver to ExecuStay all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data or copies thereof, and all other tangible property of ExecuStay or Marriott, that are in Employee's possession or under Employee's control.

        7.       Employment Covenants and Agreements.
                 -----------------------------------

                 (a)      Non-Competition.
                          ---------------

                          (1) While Employee is employed by ExecuStay or another Marriott affiliate and for a period of three (3) years following termination of employment (the "Restriction Period"), Employee will not, without the written consent of ExecuStay, in each instance directly or indirectly, carry on or participate in a business that is the same as or is similar to or in competition with a business (a "Competing Business") conducted or engaged in by ExecuStay or any of its subsidiaries (a "Company Business") within the Restricted Area (as defined below). The "Restricted Area" shall mean the geographic area that is within 100 miles of a location at which Marriott or any of its subsidiaries or affiliates is conducting or engaging in a Company Business during the Restriction Period.

                 (2) The term "carry on or participate in a business" shall include engaging in any of the following activities, directly or indirectly, other than carrying on or engaging in activities expressly permitted under this Agreement:

                      (i) Carrying on or engaging in a Competing Business as a principal, or on his own account, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, or stockholder, limited partner or other interest holder owning more than five (5) percent of the stock or equity interests or securities convertible into more than five (5) percent of the stock of or equity interests in any entity.

                      (ii) As agent or principal carrying on or engaging in any activities or negotiations with respect to the acquisition or disposition of a Competing Business.

                      (iii) Extending credit for the purpose of establishing or
                 operating a Competing Business.

                      (iv) Lending or allowing his name or reputation to be used in a Competing Business.

                      (v) Giving advice to any other person or entity carrying on or engaging in a Competing Business.

                      (vi) Otherwise allowing his skill, knowledge or experience to be used in a Competing Business.

                 (3) During the Restriction Period Employee will not, without the written consent of ExecuStay, in each case directly or indirectly, solicit, raid, entice, induce or offer any person who is employed by Marriott or any of its subsidiaries or affiliates in a Company Business to become employed by any person or entity in any business whether or not it is a Competing Business.

                 (4) During the Restriction Period Employee will not, without the written consent of ExecuStay, in each case directly or indirectly, solicit business for a Competing Business from any person or entity that is then a customer of a Company Business or that is being solicited by a Company Business.

                 (5) During the Restriction Period Employee will not, without the written consent of ExecuStay, in each case directly or indirectly, provide, or arrange for or assist in the provision of services by a Competing Business to any person or entity that is then a customer of a Company Business or that is being solicited by a Company Business.

                 (6) Upon breach of this Section 7(a) by Employee, ExecuStay shall be entitled to injunctive relief, both pendente lite and permanently, against Employee, as a remedy at law would be inadequate. In addition, ExecuStay shall be entitled to such damages as it can show it has sustained, directly or indirectly, by reason of such a breach, and neither ExecuStay nor any of its subsidiaries or affiliates shall be limited in such damages to the consideration paid to Employee pursuant to this Agreement. Nothing in this Agreement shall be construed as limiting ExecuStay's remedies in any way.

          (b)  Confidential Information. Except as permitted or directed
               ------------------------
      by ExecuStay or in connection with Employee's employment by ExecuStay or one of its subsidiaries or affiliates, Employee agrees to keep confidential and not to divulge or use any information, materials, methods or developments of any nature and in any form that at the time or times concerned is not generally known to those persons engaged in a Competing Business and that relates to any one or more aspects of a Company Business which Employee has acquired or become acquainted with prior to the termination of employment with ExecuStay, Old ExecuStay or any of their subsidiaries or affiliates, whether developed by Employee or by others, including, without limitation, internal business policies, processes, techniques, know-how, development plans, financial matters, customers and customer lists, vendors and vendor lists, leases and sub-leases or any other confidential information or secret aspect of any Company Business. Employee acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of ExecuStay and represents a substantial investment of time and expense by ExecuStay and that any disclosure or use of such knowledge or information other than for the sole benefit of ExecuStay or Marriott or any of its subsidiaries or affiliates would be wrongful and would cause irreparable harm to ExecuStay and its subsidiaries and affiliates. The terms of this paragraph shall survive the Restriction Period.

          (c) Employee's Knowledge. Employee agrees to make available to ExecuStay all knowledge possessed by Employee relating to any methods, developments, improvements, processes or other knowledge that concerns Company Business in any way, whether acquired by Employee before or during employment with ExecuStay.

      8.  Governing Law. The validity, interpretation, performance, and
          -------------
  enforcement of the provisions of this Agreement shall be governed by the laws of the State of Maryland without reference to the conflict of laws principles thereof.

          9.  Severability. To the extent that any provision of this Agreement
              ------------
     shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance and not in limitation of the foregoing, it is expressly agreed that, should the duration of, or geographical extent of, or business activities covered by, the covenants contained in Section 7 be determined to be in excess of that which is valid or enforceable under applicable law, then such covenants shall be construed to cover only that duration or geographical extent or those activities that may be validly covered and enforced; provided, however, that to the full extent that the provisions of any applicable law may be waived by Employee, they are hereby waived, such that Section 7 may be deemed to be valid and enforceable to the greatest possible extent. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that Section 7 shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent possible under applicable law.

          10. Assignment. This Agreement shall be binding upon and inure to the
              ----------
     benefit of ExecuStay and its successors and assigns. Employee may not assign this Agreement or any of Employee's rights hereunder, including the right to the payment of money or other property. Any purported or attempted assignment or transfer by the Employee of this Agreement or any of the Employee's duties, responsibilities or obligations hereunder shall be void.

          11. Notices. All notices, requests, demands and other communications
              -------
     under this Agreement shall be in writing, and shall be deemed to have been duly given on the date of service if personally served on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given by first class mail, postage prepaid, and properly addressed as follows:

                  If to Employee:



                  If to ExecuStay or Marriott:




     or to such other address as either party shall have furnished to the other in writing in accordance herewith.

          12. Withholding. ExecuStay may withhold from any amounts payable
              -----------
     under this Agreement such Federal, state and local taxes as shall be required to be withheld pursuant to any applicable law or regulation and any amounts required to be withheld pursuant to court order or Employee's election.

          13. Entire Agreement and Amendments. This Agreement constitutes
              -------------------------------
     the entire agreement between Marriott, ExecuStay and Employee on the subject of Employee's employment with ExecuStay, supersedes any and all prior agreements among the parties with respect to the subject matter hereof, shall be the only agreement among the parties with respect to the subject matter hereof, and may be modified, amended or waived with respect to any party only by written instrument executed by the parties.

          14. Waiver. A party's failure to insist upon strict compliance
              ------
     with any provision of this Agreement or the failure to assert any right a party might have under this Agreement, shall not be deemed to be a waiver of such provision or right and no waiver of any right or remedy in respect of any occurrence or event on one or more occasions shall be deemed a waiver of such right or remedy in respect of any other occurrence or event, whether similar or dissimilar, on any other occasion.

          15. Captions and Headings. The captions and paragraph headings
              ---------------------
     used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their signatures below.

MARRIOTT INTERNATIONAL, INC.



By:                                         Date:
   -----------------------------                 -----------
Name:
Title:

MI SUBSIDIARY I, INC.


By:                                         Date:
   -----------------------------                 -----------
Name:
Title:

EMPLOYEE



                                            Date:
--------------------------------                 -----------

F:\GROUPS\CORPAFF\CORPTAX\EROSIC\ARMCHAIR\Execemp6.doc

                                   Exhibit A

                 SUPPLEMENTAL EXECUTIVE STOCK OPTION AGREEMENT
MARRIOTT INTERNATIONAL, INC.
1998 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN



               This Agreement ("Agreement") is entered into as of ___________ __ 1999 (the "Grant Date") by and between Marriott International, Inc. ("Company"), and _____________________(the "Employee").

               The award of this option is made pursuant to the Employment Agreement (the "Employment Agreement") entered into on ___________, 1999 by and among the Company, MI Subsidiary I, Inc. (to be renamed ExecuStay, Inc.), a Delaware corporation and a direct, wholly-owned subsidiary of the Company ("ExecuStay") and _____________, a resident of the state of Maryland ("Employee"). This option award is made under the terms of the Company's 1998 Comprehensive Stock and Cash Incentive Plan (the "Plan") in accordance with the terms of the Plan and this Agreement.

               Now, THEREFORE, it is agreed as follows:

               1. Prospectus. The Employee has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan dated March 27, 1998, which contains, among other things, a detailed description of the stock option provisions of the Plan.

               2. Interpretation. The provisions of the Plan are incorporated herein by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan or the Employment Agreement. In the event of any inconsistency between this Agreement or the Employment Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Compensation Policy Committee of the Company's Board of Directors (the "Committee") or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive. The options granted pursuant to this Agreement are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code.

               3. Grant of Options and Option Prices. The Company hereby grants to the Employee an option (the "Option") to acquire fifty thousand (50,000) shares (the "Option Shares") of the Company's Class A Common Stock (the "Company Stock") at $________ per share (the "Option Price").

               4. Option Term. The Option has a term of 15 years, beginning on the Grant Date and ending on the fifteenth anniversary of the Grant Date, unless earlier terminated as provided herein (the "Term").

         5.       Vesting.

(a)      General. The Option granted hereunder shall vest and become exercisable as to 100 percent of the Option Shares on March 1, 2007; provided, however, that the Option may vest earlier as provided in Section 5(b) below.

 a.      Early Vesting. The Option granted hereunder shall vest and become exercisable as to one-third (1/3) of the Option Shares on each of any three of the Potential Vesting Dates if
                        (i) EBITDA (as defined below) of ExecuStay grows at a cumulative annual rate (but not compounded) of at least thirty-five percent (35%) beginning with the 1999 Fiscal Year of ExecuStay and (ii) EBITDA grows at least at the Target Rate for a specified Fiscal Year of ExecuStay as compared to the preceding fiscal year. The Target Rate and Potential Vesting Dates are as follows:

                        Fiscal Year     Target Rate     Potential Vesting Date
                        -----------     -----------     ----------------------

                           1999             35%                  March 1, 2000
                           2000             50%                  March 1, 2001
                           2001             50%                  March 1, 2002
                           2002             50%                  March 1, 2003
                           2003             50%                  March 1, 2004
                           2004             50%                  March 1, 2005
                           2005             50%                  March 1, 2006

                  For purposes of this Agreement, ?EBITDA? means earnings before interest expense, income taxes, depreciation and amortization, computed in accordance with generally accepted accounting principles as reflected in or derived from ExecuStay?s audited financial statements for the relevant fiscal year. EBITDA shall be adjusted in a manner determined by the Committee to reasonably reflect any capital or other investment in ExecuStay by the Company other than in connection with the acquisition of the outstanding common stock of ExecuStay. For purposes of determining the growth in EBITDA for ExecuStay?s Fiscal Year 1999, the EBITDA of ExecuStay Corporation for 1998 as reflected in or derived from its audited financial statements shall be used; provided that for purposes of this provision, EBITDA of ExecuStay Corporation for 1998 shall be at least $12.7 million.


         6. Method of Exercising Option. To the extent vested, the Option may be exercised upon providing a signed written notice to the Company stating the number of Option Shares with respect to which the Option is being exercised. Upon receipt of such notice, the Company will advise the person exercising the Option of the amount of withholding taxes to be paid under Federal and, where applicable, state and local law resulting from such exercise. The Option may be exercised by (a) payment of the Option Price for the Option Shares being purchased in accordance with Section 6.6 of the Plan, (b) making provision for the satisfaction of the applicable withholding taxes, and (c) an undertaking to furnish and execute such documents as the Company deems necessary (i) to evidence such exercise, and (ii) to determine whether registration is then required to comply with the Securities Act of 1933 or any other law. Upon payment of the Option Price and provision for the satisfaction of the withholding taxes, the

Company shall, without transfer or issue tax to the person exercising the Option, either cause delivery to such person of a share certificate or other evidence of the Option Shares purchased or provide confirmation from the transfer agent for the Company Stock that said transfer agent is holding shares for the account of such person in a certificateless account. Payment of the purchase price may be made by delivery of shares of the Company's Common Stock held by the Employee for at least six months prior to the delivery. Pursuant to procedures, if any, that may be adopted by the Committee or its delegate, the exercise of the Option may be by any other means that the Committee determines to be consistent with the Plan's purpose and applicable law.

         7. Rights as a Shareholder. The Employee shall have no rights as a shareholder with respect to any Option Shares covered by the Option granted hereby until the date of issuance of a stock certificate or confirmation of the acquisition of such Option Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date of issuance of stock upon exercise of the Option.

         8. Non-Assignability. The Option shall not be assignable or transferable by the Employee except by will or by the laws of descent and distribution. During the Employee's lifetime, the Option may be exercised only by the Employee or, in the event of incompetence, by the Employee's legally appointed guardian.

         9. Effect of Termination of Employment or Death. Pursuant to the Committee's authority under Section 10.2 of the Plan to issue Other Share-Based Awards, the Option shall be subject to a modified version of Section 6.9 of the Plan as set forth herein. If Employee ceases employment by reason of death or disability (in accordance with the terms of the Employment Agreement), the Option will become fully vested and be exercisable by the Employee or his personal representative until the earlier of (i) the expiration of the Option in accordance with the term for which it was granted or (ii) one year from the date of death or termination of employment by reason of disability. If Employee voluntarily resigns, is involuntarily terminated for cause (in accordance with the terms of the Employment Agreement) or goes on leave of absence for a period of greater than twelve months (except a leave of absence approved by the Board of Directors or the Committee), the unvested portion of the Option shall be forfeited and the vested portion shall be exercisable until the earlier of (i) the expiration of the Option in accordance with the term for which it was granted or (ii) three months from the effective date of the resignation or anniversary of the first day of the leave of absence. If Employee is involuntarily terminated other than for cause (in accordance with the terms of the Employment Agreement), Section 5(b) of this Agreement shall cease to apply,
Section 5(a) of this Agreement shall continue to apply and the Option shall expire on December 31, 2007; provided, however, that, if earlier, the Option shall expire at such time as Employee fails to comply with Section 7(a) of the Employment Agreement. If Employee's employment with the Company and its Subsidiaries is terminated at the end of the Term of the Employment Agreement without renewal or replacement thereof or an offer for continued employment being made for the same position with ExecuStay, the termination shall be treated as an involuntary termination other than for cause for purposes of this Agreement. If Employee terminates employment with the Company and its Subsidiaries as an Approved Retiree (as defined in the Plan), then the Option shall expire at the sooner to occur of (i) the expiration of such option in accordance with its original term or (ii) the expiration of five years from the date of retirement. In the event of the death of Employee without Approved Retiree status during the three month period following termination of employment, the Option shall be exercisable by the Employee's personal representative, heirs or legatees to the same extent and during the same period that the Employee could have exercised the Option if the Employee had not died. In the event of the death of Employee while an Approved Retiree, the Option shall be exercisable in its entirety by the Employee's personal representatives, heirs or legatees at any time prior to the expiration of one year from the date of the death of the Employee, but in no event after the term for which the Option was granted.

         10. Recapitalization or Reorganization. Certain events affecting the Common Stock of the Company and mergers, consolidations and reorganizations affecting the Company may affect the number or type of securities deliverable upon exercise of the Option or limit the remaining term over which this Option may be exercised.

         11. General Restriction. In accordance with the terms of the Plan, the Company may limit or suspend the exercisability of the Option or the purchase or issuance of Option Shares thereunder under certain circumstances.

         12. Amendment of This Agreement. The Board of Directors may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the Option shall adversely affect in any material way the Option without the written consent of the Employee.

         13. Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at 10400 Fernwood Road, Bethesda, Maryland 20817, addressed to the attention of the Stock Option Administrator (Department 935.40), and if to the Employee, may be delivered personally or mailed to the Employee at his or her address on the records of the Company.

         14. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Paragraph 9 above and Section 6.9 of the Plan, to the personal representatives, legatees and heirs of the Employee.

         15. No Effect on Employment. Nothing contained in this Agreement shall be construed to limit or restrict the right of the Company or of any subsidiary to terminate the Employee's employment at any time, with or without cause, or to increase or decrease the Employee's compensation from the rate of compensation in existence at the time this Agreement is executed.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date.

MARRIOTT INTERNATIONAL, INC.                             EMPLOYEE

                                            -----------------------------------
                                               Employee Name  (Please Print)

By:
   ---------------------------------------
   ---------------------------------------
   Senior Vice President, Human Resources
      Employee Social Security Number
              (Please Print)

                                           ------------------------------------
                                                     Employee Signature